Exhibit 99.1
(Williams logo)

NYSE: WMB

Date: June 22, 2009

Williams Adds to Marcellus Shale Presence in Acreage Agreement with Rex Energy

Agreement provides Williams’ E&P business initial entry into basin

TULSA, Okla. – Williams (NYSE: WMB) announced today that it has signed a participation and exploration agreement to develop natural gas wells in the Marcellus Shale with Rex Energy Corporation (NASDAQ: REXX).

Under the agreement, Williams is acquiring a 50-percent interest in approximately 44,000 net acres in Pennsylvania’s Westmoreland, Clearfield and Centre counties for $33 million in a “drill to earn” structure.

Williams will drill to earn its 50-percent interest by incurring 90 percent of costs and expenses associated with drilling and completion of wells in the area of mutual interest until it has invested $33 million on behalf of Rex Energy and $41 million in its own costs and expenses. Williams has until the end of 2011 to fulfill its funding obligations and earn its 50-percent interest.

The company will fund the investments with cash on hand. Amounts to be spent in 2009 are within existing capital expenditure guidance.

Once Williams earns its 50-percent interest, the companies will share all costs of joint venture operations in accordance with their participating interests, which are expected to be 50/50. Rex Energy is currently operating the assets in the project areas and will continue to do so through the end of 2009, when Williams will assume operations.

“This initial entry of our exploration and production business into the Marcellus is an ideal growth opportunity, given our long experience in developing non-conventional natural gas reserves, such as tight sands, coal-bed methane and shale,” said Steve Malcolm, Williams’ chairman, president and chief executive officer.

Ralph Hill, who leads Williams’ exploration and production business, said the company’s engineers, geologists and geophysicists have extensively studied the Marcellus Shale.

“We’re excited about the opportunity from a technical perspective, especially with being able to leverage our knowledge and expertise in ramping up activity in other unconventional gas plays,” Hill said.

The agreement with Rex Energy is Williams’ second recent transaction in the Marcellus Shale. On June 1, Williams entered a midstream joint venture that owns 1,800 miles of intrastate natural gas gathering lines servicing 6,900 Appalachian Basin wells.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Richard George
Williams (investor relations)
(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.